SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

                                 Amendment No. 3

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                             Bostonfed Bancorp Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    101178101
                                 (CUSIP Number)

                                December 31, 2003
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
          [ ] Rule 13d-1(b)
          [X] Rule 13d-1(c)
          [ ] Rule 13d-1(d)





                              (Page 1 of 13 Pages)
----------------

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 101178101                 SC 13G                 Page 2 of 13 Pages

-------------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                       Tontine Partners, L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                     (a)  [X]
                                                                     (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               34,540
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               34,540
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                               34,540
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                 [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                               0.8%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
                                               PN
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 101178101                 SC 13G                 Page 3 of 13 Pages

-------------------------------------------------------------------------------
    (1)     NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                             Tontine Financial Partners, L.P.
-------------------------------------------------------------------------------
    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                     (a)  [X]
                                                                     (b)  [ ]
-------------------------------------------------------------------------------
    (3)     SEC USE ONLY
-------------------------------------------------------------------------------
    (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               346,000
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING     -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               346,000
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                               346,000
-------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                 [ ]
-------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                               7.7%
-------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
                                               PN
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 101178101                 SC 13G                 Page 4 of 13 Pages

-------------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSONS (ENTITIES ONLY)
                                                   Tontine Associates, L.L.C.
-------------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                     (a)  [X]
                                                                     (b)  [ ]
-------------------------------------------------------------------------------
     (3)   SEC USE ONLY
-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
-------------------------------------------------------------------------------
NUMBER OF     (5)   SOLE VOTING POWER
                                              -0-
SHARES        -----------------------------------------------------------------

BENEFICIALLY  (6)  SHARED VOTING POWER
                                              3,600
OWNED BY      -----------------------------------------------------------------

EACH          (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING     -----------------------------------------------------------------

PERSON WITH   (8)  SHARED DISPOSITIVE POWER
                                              3,600
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                              3,600
-------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
-------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                               0.1%
-------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
                                               IA
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 101178101                 SC 13G                 Page 5 of 13 Pages


-------------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSONS (ENTITIES ONLY)
                                                     Tontine Management, L.L.C.
-------------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                      (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
     (3)   SEC USE ONLY
-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               380,540
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               380,540
-------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                               380,540
-------------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-------------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                               8.5%
-------------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON **
                                               OO
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 101178101                 SC 13G                 Page 6 of 13 Pages
-------------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSONS (ENTITIES ONLY)
                                            Tontine Overseas Associates, L.L.C.
-------------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                      (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
     (3)   SEC USE ONLY
-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
-------------------------------------------------------------------------------
NUMBER OF     (5)  SOLE VOTING POWER
                                               -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY  (6)  SHARED VOTING POWER
                                               48,260
OWNED BY      -----------------------------------------------------------------

EACH          (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING     -----------------------------------------------------------------

PERSON WITH   (8)  SHARED DISPOSITIVE POWER
                                               48,260
-------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                               48,260
-------------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-------------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                               1.1%
-------------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON **
                                               IA
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 101178101                 SC 13G                 Page 7 of 13 Pages

-------------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSONS (ENTITIES ONLY)
                                                             Jeffrey L. Gendell
-------------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                     (a)  [X]
                                                                     (b)  [ ]
-------------------------------------------------------------------------------
     (3)   SEC USE ONLY
-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-------------------------------------------------------------------------------
NUMBER OF     (5)  SOLE VOTING POWER
                                               5,000
SHARES        -----------------------------------------------------------------

BENEFICIALLY  (6)  SHARED VOTING POWER
                                               432,400
OWNED BY      -----------------------------------------------------------------

EACH          (7)  SOLE DISPOSITIVE POWER
                                               5,000

REPORTING     -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               432,400
-------------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                                               437,400
-------------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-------------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                               9.8%
-------------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                                               IN
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 101178101                 SC 13G                 Page 8 of 13 Pages

     The Schedule 13G/A filed on February 3, 2003 is hereby amended and restated by this Amendment No. 3 to the Schedule 13G/A.

Item 1(a).    Name of Issuer:

     The name of the issuer is Bostonfed Bancorp Inc. (the "Company").

Item 1(b).    Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 17 New England Executive Park, Burlington, Massachusetts 01803.

Item 2(a).    Name of Person Filing:

     This statement is filed by:

          (i) Tontine Partners, L.P., a Delaware limited partnership ("TP") with respect to the shares of Common Stock directly owned by it;

         (ii) Tontine Financial Partners, L.P., a Delaware limited partnership ("TFP") with respect to the shares of Common Stock directly owned by it;

        (iii) Tontine Associates, L.L.C., a limited liability company organized under the laws of the State of Delaware ("TA"), which serves as investment manager to certain managed accounts, with respect to the shares of Common Stock directly owned by the managed accounts;

         (iv) Tontine Management, L.L.C., a limited liability company organized under the laws of the State of Delaware ("TM"), with respect to the shares of Common Stock directly owned by TP and TFP;

          (v) Tontine Overseas Associates, L.L.C., a limited liability company organized under the laws of the State of Delaware ("TOA"), which serves as investment manager to Tontine Overseas Fund, Ltd. ("TOF") and TFP Overseas Fund, Ltd. ("TFPO"), each of which is a company organized under the laws of the Cayman Islands, with respect to the shares of Common Stock directly owned by TOF and TFPO; and

         (vi) Jeffrey L. Gendell, with respect to the shares of Common Stock directly owned by himself, TP, TFP, the managed accounts, TOF and TFPO.

               The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 101178101                 SC 13G                 Page 9 of 13 Pages

Item 2(b).    Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 55 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830.

Item 2(c).    Citizenship:

     TP and TFP are limited partnerships organized under the laws of the State of Delaware. TM, TA and TOA are limited liability companies organized under the laws of the State of Delaware. Mr. Gendell is a United States citizen.

Item 2(d).    Title of Class of Securities:

     Common Stock, $.01 par value (the "Common Stock").

Item 2(e).    CUSIP Number:  101178101

Item 3.  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]  Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to 13d-1(c), check this box: [X]

CUSIP No. 101178101                 SC 13G                Page 10 of 13 Pages

Item 4.   Ownership.

     A.  Tontine Partners, L.P.
              (a) Amount beneficially owned: 34,540
              (b) Percent of class: 0.8% The percentages used herein and in the rest of Item 4 are calculated based upon the 4,477,996 shares of Common Stock issued and outstanding as of October 31, 2003, as set forth in the Company's Form 10-Q for the quarterly period ended September 30, 2003.
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 34,540
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 34,540

     B.  Tontine Financial Partners, L.P.
              (a) Amount beneficially owned: 346,000
              (b) Percent of class: 7.7%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 346,000
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 346,000

     C.  Tontine Associates, L.L.C.
              (a) Amount beneficially owned: 3,600
              (b) Percent of class: 0.1%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 3,600
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 3,600

     D.  Tontine Management, L.L.C.
              (a) Amount beneficially owned: 380,540
              (b) Percent of class: 8.5%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 380,540
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 380,540

     E.  Tontine Overseas Associates, L.L.C.
              (a) Amount beneficially owned: 48,260
              (b) Percent of class: 1.1%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 48,260
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 48,260

     F.  Jeffrey L. Gendell
              (a) Amount beneficially owned: 437,400
              (b) Percent of class: 9.8%
              (c)(i) Sole power to vote or direct the vote: 5,000
                (ii) Shared power to vote or direct the vote: 432,400
               (iii) Sole power to dispose or direct the disposition: 5,000
                (iv) Shared power to dispose or direct the disposition: 432,400

CUSIP No. 101178101                 SC 13G                Page 11 of 13 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     TM, the general partner of TP and TFP, has the power to direct the affairs of TP and TFP, including decisions respecting the disposition of the proceeds from the sale of the shares. Mr. Gendell is the managing member of TM, TA and TOA, and in that capacity directs their operations. Each of the clients of TA and TOA has the power to direct the receipt of dividends from or the proceeds of sale of such shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.   Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 101178101                 SC 13G                Page 12 of 13 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 11, 2004

                                    /s/ JEFFREY L. GENDELL
                                    Jeffrey L. Gendell, individually, and as
                                    managing member of
                                    Tontine Management, L.L.C.,
                                    general partner of
                                    Tontine Partners, L.P. and
                                    Tontine Financial Partners, L.P., and as
                                    managing member of
                                    Tontine Associates, L.L.C. and
                                    Tontine Overseas Associates, L.L.C.

CUSIP No. 101178101                 SC 13G                Page 13 of 13 Pages

                                                                      EXHIBIT 1



               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)


     The undersigned acknowledges and agrees that the foregoing statement on
Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledges that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

 Dated as of February 12, 2004

                                    /s/ JEFFREY L. GENDELL
                                    Jeffrey L. Gendell, individually, and as
                                    managing member of
                                    Tontine Management, L.L.C.,
                                    general partner of
                                    Tontine Partners, L.P. and
                                    Tontine Financial Partners, L.P., and as
                                    managing member of
                                    Tontine Associates, L.L.C. and
                                    Tontine Overseas Associates, L.L.C.